Exhibit 10.72

STATE OF NORTH CAROLINA
SUBLEASE
COUNTY OF MECKLENBURG

THIS SUBLEASE is made and entered into this 11th day of April, 2018, by and between 4th Floor Properties, LLC, hereinafter referred to as “Sublessor” and Level Brands, Inc., a North Carolina corporation, hereinafter referred to as “Sublessee”.

W I T N E S S E T H:

WHEREAS, Sublessor is presently leasing certain premises from Bissell Porter Siskey, LLC (“Landlord”) under a lease (the “Lease”) dated December 1, 2014, such premises being known as Suite 400 at 4521 Sharon Road, Charlotte, North Carolina (the “Premises”). The building and the land on which is it located, and the other improvements thereto are referred to as the “Property”; and

WHEREAS, Sublessor has agreed to sublease to Sublessee the portion of the Premises which includes the offices and space currently being used by Sublessee: 7 offices 100% used, 2 offices partially used, as well as use of the common areas (the “Sublet Premises”);

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Sublease. Sublessor leases to Sublessee and Sublessee subleases from Sublessor the Sublet Premises effective May 1, 2018 (“Beginning Date”).

2. Term. The term of this Sublease shall begin on the Beginning Date, and extend through December 31, 2019 (the “Ending Date”); provided, that it is understood and agreed that subject to repayment of rent as set forth in Section 3 below, Sublessor may terminate this sublease at any time.

3. Rental. Sublessee shall pay rent to Sublessor for the Sublet Premises, up front, in one lump sum within ten (10) days of the Beginning Date in an amount equal to $240,000 as rent for the Sublet Premises, for the period beginning on the Beginning Date and ending on the Ending Date; provided, however, if Sublessor terminates this sublease prior to the Ending Date, Sublessor agrees to pay Sublessee a refund for each full month prior to the Ending Date in an amount equal to $12,000 per month (prorated for any partial month).

4. Condition of Sublet Premises and Furniture. Sublessee agrees to accept the Sublet Premises in “as is,” broom clean condition, and Sublessor shall have no responsibility to upfit or otherwise improve, maintain or repair the Sublet Premises. Sublessee shall maintain the Sublet Premises in good condition and repair, ordinary wear and tear and casualties excepted. All Furniture shall stay in the space throughout the Lease Term.

5. Sublessor Warranty. Sublessor warrants that the Lease is in full force and effect and that to the best knowledge of Sublessor there exists no current defaults on the part of Landlord or Sublessor thereunder and covenants that it will not amend the Lease in any way which may have an adverse impact on Sublessee’s use or occupancy of the Sublet Premises without Sublessee’s prior written consent. Sublessor warrants that during the term of this Sublease it will comply with the Lease (except to the extent Sublessee is required to do so hereunder) and make all payments to Landlord required thereunder (unless Sublessee is required make such payments hereunder), and Sublessor shall indemnify Sublessee and hold Sublessee harmless from any liability, loss, cost or expense incurred by Sublessee resulting from Sublessor’s breach of the terms of the Lease or any of the foregoing warranties.

6. Security Deposit. No security deposit is required.

7. Address of Sublessor and Sublessee.

Sublessor:  4th Floor Properties, LLC
4521 Sharon Road, Suite 450
Charlotte, NC 28211

Sublessee:  Level Brands, Inc
4521 Sharon Road, Suite 450
Charlotte, NC 28211

8. Quiet Enjoyment. Sublessee, upon performing its obligations hereunder, shall hold and enjoy the Sublet Premises for the term aforesaid, subject, however, to the terms of this Sublease and the Lease.

9. Services. Sublessor shall provide the Sublet Premises with such utilities and other services as are provided by Landlord to Sublessor under the Lease, provided that if Sublessor uses extra services that require Sublessor to pay additional compensation to Landlord under the Lease, Sublessee shall reimburse such cost to Sublessor upon submission of invoice.

10. Sublessee’s Services and Maintenance. Sublessee shall make arrangements directly with the telephone company serving the Building for all telephone service required by Sublessee in the Sublet Premises and shall pay for all telephone service used or consumed in the Sublet Premises. Sublessee shall be responsible for all other services, maintenance and repairs not specifically delegated to Sublessor hereunder or to Landlord under the Lease which are required to keep the interior of the Sublet Premises in good condition and repair or are required by Sublessee to conduct business in the Sublet Premises, provided however, Sublessee must obtain Sublessor’s prior written consent before obtaining or contracting for any service not specifically provided for in this Sublease. Sublessee will not place heat generating machines or equipment in the Sublet Premises which affect the temperature otherwise maintained by the Building heating and air conditioning system.

11. Alterations. Sublessee shall make no alterations, additions or improvements (collectively “Improvements”) to the Sublet Premises, without the prior written consent of Sublessor, which may be withheld in Sublessor’s sole discretion; provided, however, Sublessee may elect to make interior, non-structural alterations which do not impact any building systems without Sublessor’s consent provided Sublessee removes such alterations at the end of the Sublease term and restores the Sublet Premises to the condition in which it existed immediately prior to the installation of such items, ordinary wear and tear and casualties excepted.

12. Right of Entry. Sublessor shall have the right to enter and grant licenses to enter the Sublet Premises for any reasonable purpose at any time upon reasonable advance verbal notice (except in emergencies and normal and customary janitorial and maintenance services when no notice is required).

13. Sublessee’s Care of Sublet Premises.  Sublessee shall be responsible for all maintenance obligations of Sublandlord as tenant under the Lease, to the extent such repair or replacements relate to the Sublet Premises, employing materials and labor of a kind and quality equal to the original installations.

14. Surrendering the Sublet Premises. Sublessee shall surrender the Sublet Premises to Sublessor in the same broom clean condition that the Sublet Premises were in on the Beginning Date except for ordinary wear and tear and damage by the elements, fire, and other casualty. On surrender, Sublessee shall remove from the Sublet Premises its personal property and trade fixtures installed by Sublessee, and repair any damage to the Sublet Premises caused by such removal. Any items installed by Sublessee and not removed by Sublessee as required above shall be considered abandoned and Sublessor may dispose of abandoned items as Sublessor chooses and bill Sublessee for the cost of their disposal, minus any revenues received by Sublessor for their disposal.

15. Use and Occupancy. Sublessee shall use the Sublet Premises for the purposes permitted under the Lease, and shall make no unlawful use of the Sublet Premises.

16. Sublessee’s Personal Property. Sublessor shall not be liable for any damage to, or loss of Sublessee’s personal property or trade fixtures arising from fire or the leaking of the roof, or from the bursting, leaking, or overflowing of water, sewer or steam pipes or from any other cause whatsoever, unless due to the negligence or willful misconduct of Sublessor.

17. Waiver. The waiver of the breach of any agreement herein by either party in any one instance shall not be deemed to be a waiver of such agreement or any subsequent breach of the same or any other agreement herein contained, and the acceptance of rent hereunder by Sublessor subsequent to the breach of this Sublease by Sublessee shall not be deemed to be a waiver of such breach, other than the failure of Sublessee to pay the particular rental so accepted, regardless of Sublessor’s knowledge of such breach at the time of acceptance of such rent.

18. Sublessor’s Default. Sublessor shall not be in default for failure to perform any of its Sublease obligations until after a period of thirty (30) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving notice from Sublessee, in writing and giving in reasonable detail the nature and extent of the failure and identifying the Sublease provisions(s) containing the obligations(s).

19. Survival. Any provision of this Sublease which by its nature would require the survival of the ending of this Sublease, shall survive the ending of this Lease.

20. Assignment and Subletting.  Sublessee shall not transfer, mortgage, grant a security interest in, encumber, or assign this Sublease, or any interest therein, or sublease all or part of the Sublet Premises, without Sublessor’s advance written consent, which Sublessor may withhold in its sole discretion.

21. Subordination. This Sublease, and Sublessee’s rights hereunder shall at all times be subordinate to the Lease and all mortgages and deeds of trust now existing or hereafter placed on the Building or Property. Sublessee will, upon request by Sublessor, execute and deliver to Sublessor, or to any other person designated by Sublessor, any instrument or instruments, including but not limited to such subordination, attornment and nondisturbance agreements, or estoppel letters, as may be required by Sublessor, Landlord or any secured lender, to give effect to the provisions of this paragraph.

22. General Provisions.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s), firm(s), or corporation(s) may require. This Sublease may be executed in counterparts, all of which taken together, shall be deemed one original. This Sublease embodies the full agreement of the parties and supersedes all prior understandings concerning the subject matter of this Sublease, and any amendment or modification must be in writing and signed by both parties. This Sublease shall be construed and enforced in accordance with the law of the State of North Carolina. In the event that any provision of this Sublease shall be determined to be invalid or unenforceable, the remaining provisions thereof which can be separated from the invalid, unenforceable provision shall continue in full force and effect. The section titles, numbers and captions contained in this Sublease are only for convenience and reference, and in no way define, limit, extend, modify or describe the scope or intent of this Sublease nor any provision herein. Except as otherwise provided in this Sublease, time is of the essence in the performance of the provisions of this Sublease.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

SUBLESSOR:
4th Floor Properties, LLC

By: /s/ Al Longtin________________________
Alfred Longtin, Manager

SUBLESSEE:
Level Brands, Inc.

By: /s/ Mark Elliott__________________
Mark Elliott, CFO

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